Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3, of our report dated March 22, 2021 on our audits of the consolidated financial statements of Trulieve Cannabis Corp. (and its subsidiaries) as at December 31, 2020 and for each of the years in the two-year period ended December 31, 2020, which is included in the annual report on form 10-K of Trulieve Cannabis Corp. for the year ended December 31, 2021, as filed with the United States Securities Exchange Commission (“SEC”).

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

July 7, 2022

Ottawa, Canada